UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2024

QMIS TBS CAPITAL GROUP CORP.

(Exact name of registrant as specified in charter)

Delaware	333-238872	32-0619708
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55-6, The Boulevard Office,

Lingkaran Syed Putra, Mid Valley City,

59200, Kuala Lumpur, Malaysia

(Address of principal executive offices) (Zip Code)

+(60)3 2282 6066

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not Applicable	Not Applicable	Not Applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 29, 2024, the board of directors (the “Board”) of QMIS TBS Capital Group Corp. (the “Company”) appointed Nicholas TL Wong as the Chief Operating Officer of the Company and as a member of the Board, effective February 28, 2024.  Mr. Wong served as the chief marketing officer of Fellazo Inc. from March 2019 to May 2019 and as the Chief Executive Officer of Fellazo Inc. from May 2019 to February 2020.  Since September 2017, Mr. Wong currently serves as the director of Shanghai Linxin Food and Beverage Management Ltd. He was a director of Shanghai IRIS Ltd. from November 2018 to March 2019. Mr. Wong founded and worked for Zenworth Limited and South Pacific Capital Ltd from 2004 to 2006, which focus on the areas of capital management, private investments in healthcare industry. He also founded Creative IT Pty Ltd and Evolution Enterprise in 1998 which ventured into the IT and telecommunications sector. Since March 2009, Mr. Wong has been serving as a Senior Partner at Central Capital, a Private Equities firm registered in Beijing. Mr. Wong has a bachelor’s degree in management and marketing from Curtin University, Australia.

On February 29, 2024, the Board appointed Chang Yee Lee as the Business Development Officer of the Company and as a member of the Board, effective February 28, 2024. Mr. Lee has more than 12 years’ experience in the oil and gas industry and the housing construction and development sector. Since 2018, Mr. Lee has been serving as the founder of Chang Dynasty Sdn Bhd, a property development firm. Since 2018, Mr. Lee also has been serving as the founder of Chang Dynasty Resources Sdn Bhd, a smart home technology company. Mr. Lee completed his O-Levels at James Cook University, Australia.

On February 29, 2024, the Board appointed Wei Heng Chew as the Chief Technical Officer of the Company and as a member of the Board, effective February 28, 2024. Mr. Chew has more than 5 years of experience in the IT & IOT field. Since June 2021, Mr. Chew has been serving as Chief Technology Officer at QMIS Richwood Blacktech Sdn Bhd. From Feb, 2019 to May, 2021  Mr. Chew served as a IT Manager at Pantop Millennium Sdn Bhd.

On February 29, 2024, the Board appointed Stephen Markscheid as a member of the Board, effective February 28, 2024. Since June 2016, Mr. Markscheid has been serving as the independent director at Kingwisoft Technology Services Ltd. Since April 2022, Mr. Markscheid has been serving as the independent director at Monterey Capital Acquisition Corporation. Additionally, Mr. Markscheid is currently serving as an independent director at Jinko Solar Inc., Four Leaf Acquisition Corporation, Cenntro Electric Group, Tristar Acquisition Corporation, and Richtech Robotics. Mr. Markscheid has a bachelor’s degree in East Asian Studies from Princeton University, a master’s degree in international affairs from Johns Hopkins University, and an MBA degree from Columbia University, where he was class valedictorian.

On February 29, 2024, the Board appointed Dr Hj Mazlan Hj Ahmad as a member of the Board, effective February 28, 2024. Dr. Ahmad has served on the Operation Review Panel with the Malaysian Anti-Corruption Commission since April 2020, and currently serves as the Executive Chairman of Finterra Technologies, Sdn Bhd, Kuala Lumpur, a position he has held since October 2017. Dr. Ahmad has served as Senior Vice President and Head of Group Enterprise Governance at RHB Banking Group from April 2014 to October 2015, before which he served as Deputy Director in the Financial Intelligence and Enforcement Department of Bank Negara Malaysia (Central Bank of Malaysia) from November 2008 to March 2014. Dr. Ahmad has a Bachelor Degree in Accounting from the International Islamic University Malaysia, a Master of Business Administration - Entrepreneurship/Entrepreneurial Studies in 2017 from the University International of Georgia, and a Doctorate in Business Admins, Business Administration and Management, General from the Akademia Górnośląska im. Wojciecha Korfantego.

There are no arrangements or understandings between the Company and the newly appointed executive officers or directors and any other person or persons pursuant to which each executive officer or director was appointed and there is no family relationship between or among any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

There are no transactions between the Company and any newly appointed executive officer or director that are reportable pursuant to Item 404(a) of Regulation SK. The Company did not enter into or materially amend any material plan, contract or arrangement with any newly appointed executive officer or director in connection with his or her appointment as a director or executive officer.

On February 29, 2024, Gu Ting Ting resigned from her position as the Chief Operating Officer of the Company, effective immediately. Ms. Ting’s resignation is not the result of any disagreement with the Company, the board of directors, or management, on any matter relating to the Company’s operations, policies or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2024

QMIS TBS CAPITAL GROUP CORP.

By:	/s/ Yung Kong Chin
Yung Kong Chin
Chief Executive Officer